Exhibit 10.3

VERIFYME, INC.

2020 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Award Agreement”) is made and entered into as of July 20, 2023 (the “Date of Grant”), by and between VerifyMe, Inc. (the “Company”) and [______] (the “Participant”). Capitalized terms not defined in this Award Agreement shall have the respective meanings given such terms by the VerifyMe, Inc. 2020 Equity Incentive Plan (the “Plan”).

1.       Award. The Company hereby grants to the Participant an Award (the “Award”) of [____] Restricted Stock Units (the “RSUs”) subject to the provisions of the Plan and to the terms and conditions of this Award Agreement.

2.       Vesting and Payment. Subject to the provisions of the Plan and this Award Agreement, the RSUs shall vest (each, a “Vesting Date”) as follows:

(a)       [____] RSUs (“Tranche 1”) will vest after the Participant’s continued employment on or after June 18, 2024 and if the Common Stock trades at a price at or above $2.21 per share for 20 consecutive trading days prior to June 18, 2027 (or if earlier, ending on the date of the Participant’s termination of employment and service). In the event of termination of the Participant’s employment and service due to the death or Disability of the Participant at any time on or before June 18, 2025, then Tranche 1 will vest on the date of the Participant’s termination if the price of the Common Stock trades at a price at or above $2.21 per share for 20 consecutive trading days during the period from Date of Grant through the date of the Participant’s termination of employment and service.

(b)       [____] RSUs (“Tranche 2”) will vest after the Participant’s continued employment on or after June 18, 2025 and if the Common Stock trades at a price at or above $2.94 per share for 20 consecutive trading days prior to June 18, 2027 (or if earlier, ending on the date of the Participant’s termination of employment and service). In the event of termination of the Participant’s employment and service due to the death or Disability of the Participant at any time on or before June 18, 2025, then Tranche 2 will vest on the date of the Participant’s termination if the closing price of the Common Stock was at or above $2.94 per share for 20 consecutive trading days during the period from Date of Grant through the date of the Participant’s termination of employment and service.

(c)       the remaining [____] RSUs (“Tranche 3”) will vest after the Participant’s continued employment on or after June 18, 2027 and if the Common Stock trades at a price at or above $3.68 per share for 20 consecutive trading days prior to June 18, 2027 (or if earlier, ending on the date of the Participant’s termination of employment and service).

(d)       In the event of a Change in Control on or before June 18, 2027, any unvested portion of Tranche 1, Tranche 2 or Tranche 3 will immediately vest if the applicable performance condition has been satisfied upon the Change in Control, regardless of whether time vesting component of each tranche has been satisfied and the Participant has remained in continuous employment or service with the Company through the date of the Change in Control.

(e)       In the event of the Participant’s termination of employment by the Company without cause and where the applicable performance vesting condition for each tranche has been satisfied, each such tranche shall accelerate and immediately vest.

(f)       In the event of the Participant’s resignation, for any reason, each tranche shall be permanently forfeited and cancelled.

(g)       In the event that Tranche 1, Tranche 2 or Tranche 3 has not vested by June 18, 2027, each such tranche shall be permanently forfeited and cancelled.

Each vested RSU represents the right to receive one share of Common Stock, which, less the number of shares of Common Stock withheld to satisfy tax withholding pursuant to Paragraph 4 below, if any, will be issued to the Participant as soon as practicable following the Vesting Date on which both the performance condition and the continued employment and service condition applicable to the RSUs have been satisfied (including a Vesting Date as a result of the termination of the Participant’s employment and service due to the death or Disability of the Participant or as a result of a Change in Control), but no later than 60 days thereafter.

3.       Stockholder Rights. The Participant shall not be entitled, prior to the conversion of the RSUs into the right to receive shares of Common Stock and the issuance of such shares to the Participant, to any rights as a stockholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares.

4.       Withholding of Taxes. The Company and its Affiliates shall have the right to deduct shares of Common Stock that would otherwise be distributed pursuant to this Award Agreement from any payment made under this Award Agreement in satisfaction of the federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. Shares of Common Stock tendered as payment of required tax withholding shall be valued at the fair market value of the Company’s Common Stock on the date such tax withholding obligation arises. It shall be a condition to the obligation of the Company to issue shares of Common Stock or other property, or any combination thereof, upon payment of the Award, that the Participant pay to the Company or an Affiliate, upon its demand, such amount as may be requested by the Company or the Affiliate for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue or pay shares of Common Stock or other property, or any combination thereof.

5.       Miscellaneous.

(a)       Compliance with Laws. If the Company, in its sole discretion, determines that the listing upon any securities exchange or registration or qualification under any federal, state or local law or any foreign law of any shares to be issued pursuant to an Award is necessary or desirable, issuance of such shares shall not be made until such listing, registration or qualification shall have been completed.

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(b)       Incorporation of Plan. The RSUs are subject to the Plan and any interpretations by the Committee under the Plan, which are hereby incorporated into this Award Agreement by reference and made a part hereof. By the execution of this Award Agreement, the Participant acknowledges that the Plan document and the Plan prospectus, as in effect on the date of this Agreement, have been made available to the Participant for review. Any inconsistency between this Award Agreement and the Plan shall be resolved in favor of the Plan.

(c)       No Right to Employment. The Participant’s right, if any, to continue to serve the Company or any Affiliate as an employee or otherwise will not be enlarged or otherwise affected by the Plan or this Award Agreement. This Award Agreement does not restrict the right of the Company or any Affiliate to terminate the Participant’s employment or service at any time, with or without cause.

(d)       Administration, Interpretation, Etc. Any action taken or decision made by the Company, the Board or the Committee arising out of or in connection with the construction, administration, interpretation or effect of any provision of the Plan or this Award Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant. By receipt of the RSUs or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan or this Award Agreement by the Company, the Board or the Committee.

(e)       Entire Agreement. This Award Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein and constitutes the only agreement between the parties hereto with respect to the matters contained herein.

(f)       Notices. Any notices necessary or required to be given under this Award Agreement shall be sufficiently given if in writing, and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the last known addresses of the parties hereto, or to such other address or addresses as any of the parties shall have specified in writing to the other party hereto.

(g)       Choice of Law. This Award Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed by the substantive laws, but not the choice of law rules, of the State of Nevada without regard to choice of law considerations.

6.       Section 409A. The RSUs are intended to qualify for an exception from Section 409A and this Award Agreement shall be interpreted and administered consistent with such intention. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

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7.       Counterparts; Participant Acknowledgement. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. By the execution of this Award Agreement, the Participant signifies that the Participant has fully read, completely understands, and voluntarily agrees with this Award Agreement and knowingly and voluntarily accepts all of its terms and conditions.

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IN WITNESS WHEREOF, the Company and the Participant have executed this Award Agreement as of the Date of Grant set forth above.

VERIFYME, INC. By: ____________________________________ Name: Adam Stedham Title: Chief Executive Officer

Participant
________________________________________
[_______]

Address of the Participant:

Email address:

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